As filed with the Securities and Exchange Commission on August 20, 2014	Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Semler Scientific, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-1367393
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Semler Scientific, Inc.

2330 NW Everett St.

Portland, Oregon 97210

(877) 774-4211

2007 Key Person Stock Option Plan

(Full title of the plan)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Douglas Murphy-Chutorian, M.D.

Chief Executive Officer

Semler Scientific, Inc.

2330 NW Everett St.

Portland, OR 97210

Telephone: (877) 774-4211

(Telephone number, including area code, of agent for service)

Copy to:

Yvan-Claude Pierre, Esq.

Marianne C. Sarrazin, Esq.

Reed Smith LLP

599 Lexington Avenue

New York, NY 10022

Telephone: (212) 521-5400

Facsimile: (212) 521-5450

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company.)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common stock, $0.001 par value per share, issuable under the 2007 Key Person Stock Option Plan	407,500	(2)	$1.09	(3)	$444,175	(3)	$57.21

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.

(2)	Represents 407,500 shares of Registrant’s common stock reserved for issuance pursuant to stock option awards outstanding under the 2007 Key Person Stock Option Plan as of the date of this Registration Statement.

(3)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(h) and (c), the proposed maximum aggregate offering price for these shares which may be issued under the 2007 Key Person Stock Option Plan based on an exercise price of $1.09 per share (which represents the weighted average exercise price of the stock options outstanding under the 2007 Key Person Stock Option Plan as of the date of this Registration Statement.)

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement on Form S-8 in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”) and will be delivered to participants in accordance with such rule.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Semler Scientific, Inc. (the “Registrant”) with the Commission are incorporated in this Registration Statement by reference and made a part of this Registration Statement:

(a) The Registrant’s prospectus filed on February 21, 2014 relating to the Registration Statement on Form S-1, as amended (File No. 333-192362), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b) The description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-36305) filed with the Commission on February 7, 2014, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description;

(c) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, respectively; and

(d) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the audited financial statements included in the Registration Statement referred to in paragraph (a) above

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may read and copy registration statements, reports, proxy statements and other information filed by the Registrant at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You can call the Commission for further information about its public reference room at 1-800-732-0330. Such material is also available at the Commission’s website at http://www.sec.gov.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Registrant will indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. However, Delaware law prohibits the Registrant’s certificate of incorporation from limiting the liability of the Registrant’s directors for the following:

•	any breach of the director’s duty of loyalty to the corporation or to its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

The Registrant has entered into indemnification agreements with each of its directors and officers and some of its employees. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity.

The Registrant may maintain insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such. The Registrant has obtained director and officer liability insurance to cover liabilities directors and officers may incur in connection with their services to the Registrant.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Number	Exhibit

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Form S-1 Registration Statement, as amended (File No. 333-192362), filed with the Securities and Exchange Commission on November 15, 2013)).
4.2	Bylaws (incorporated by reference to Exhibit 3.2 of the Registrant’s Form S-1 Registration Statement, as amended (File No. 333-192362), filed with the Securities and Exchange Commission on November 15, 2013)).
4.3	Form of common stock certificate of the Registrant (incorporated by reference to Exhibit 4.1 of the Registrant’s Form S-1 Registration Statement, as amended (File No. 333-192362), filed with the Securities and Exchange Commission on November 15, 2013)).
5.1	Opinion of Reed Smith LLP.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Reed Smith LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).
99.1	2007 Key Person Stock Option Plan (incorporated by reference to Exhibit 10.3 of the Registrant’s Form S-1 Registration Statement, as amended (File No. 333-192362), filed with the Securities and Exchange Commission on November 15, 2013).

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on this 20th day of August, 2014.

SEMLER SCIENTIFIC, INC.

By:	/s/ Douglas Murphy-Chutorian, M.D.
Douglas Murphy-Chutorian, M.D.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitute and appoint Douglas Murphy-Chutorian and James M. Walker, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas Murphy-Chutorian, M.D.
Douglas Murphy-Chutorian, M.D.	Chief Executive Officer and Director (Principal Executive Officer)	August 20, 2014

/s/ James M. Walker
James M. Walker	Chief Financial Officer (Principal Accounting Officer)	August 20, 2014

/s/ Herbert J. Semler, M.D.
Herbert J. Semler, M.D.	Chairman of the Board	August 20, 2014

/s/ Bruce J Barclay
Bruce J Barclay	Director	August 20, 2014

/s/ Aidan M. Collins
Aidan M. Collins	Director	August 20, 2014

/s/ Greg S. Garfield
Greg S. Garfield	Director	August 20, 2014

/s/ Arthur N. Leibowitz M.D., F.A.A.P.
Arthur N. Leibowitz M.D., F.A.A.P.	Director	August 20, 2014

Wayne T. Pan, M.D., Ph.D.	Director

/s/ Shirley Semler
Shirley Semler	Director	August 20 , 2014

EXHIBIT INDEX

Number	Exhibit

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Form S-1 Registration Statement, as amended (File No. 333-192362), filed with the Securities and Exchange Commission on November 15, 2013)).
4.2	Bylaws (incorporated by reference to Exhibit 3.2 of the Registrant’s Form S-1 Registration Statement, as amended (File No. 333-192362), filed with the Securities and Exchange Commission on November 15, 2013)).
4.3	Form of common stock certificate of the Registrant (incorporated by reference to Exhibit 4.1 of the Registrant’s Form S-1 Registration Statement, as amended (File No. 333-192362), filed with the Securities and Exchange Commission on November 15, 2013)).
5.1	Opinion of Reed Smith LLP.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Reed Smith LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).
99.1	2007 Key Person Stock Option Plan (incorporated by reference to Exhibit 10.3 of the Registrant’s Form S-1 Registration Statement, as amended (File No. 333-192362), filed with the Securities and Exchange Commission on November 15, 2013).